Exhibit 10.13

COMPENSATION POLICY

INMODE LTD.

Compensation Policy for Executive Officers and Directors

ADOPTED: ______________, 2019

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A.	Overview and Objectives

1.	Introduction

This document sets forth the compensation policy for Executive Officers (as defined below) and directors (this “Compensation Policy” or “Policy”) of InMode Ltd. and its subsidiaries worldwide (respectively “InMode” and collectively, the “Group”), in accordance with the requirements of the Companies Law 5759-1999 (including the regulations promulgated thereunder, the “Companies Law”).

Compensation is a key component of InMode’s overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance the Group’s value and otherwise assist the Group to reach its business and financial short and long term goals. Accordingly, the structure of this Policy was established to tie the compensation of each Executive Officer and director to the Group's goals and performance.

For purposes of this Policy, “Executive Officers” shall mean “Office Holders” of InMode as such term is defined in Section 1 of the Companies Law, and executives of the subsidiaries of InMode worldwide who are directly subordinated to the CEO of InMode (in this Policy, the “CEO”), excluding directors of InMode.

With respect to a person engaged both as a director in InMode and as an Executive Officer, in the event of a contradiction between the different provisions of this Policy which apply to Executive Officers and the provisions of this Policy which apply to directors, the provisions of this Policy which apply to such person's capacity as an Executive Officer shall govern.

This Compensation Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Compensation Policy is approved by the general meeting of InMode’s shareholders and shall serve as InMode’s Compensation Policy for the maximum period of time permitted by applicable law.

The Compensation Committee (upon its appointment in accordance with applicable law) and the Board of Directors of InMode (the “Compensation Committee” and “Board”, respectively) shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.

It should be clarified, that wherever reference is made to the required approvals in this Compensation Policy, such reference relates to the applicable law as of the date of approval of this Compensation Policy and in any case is subject to the provisions of sections 33 and 35 below.

Each of the Executive Officers may be engaged as an employee and/or as an independent service provider (including through a company controlled by him or her, against the issuance of a tax invoice to the Company or the relevant Group entity), provided that if the Executive Officer is engaged as an independent service provider the total amount paid to him or her, excluding VAT, shall not exceed the maximum Employment Cost amounts with respect to Executive Officers, as applicable, who are engaged as employees as specified in this Policy.

2.	Objectives

InMode’s objectives and goals in setting this Compensation Policy are to attract, motivate and retain highly experienced personnel who will provide leadership for the Group’s success and enhance InMode’s shareholders’ value, while supporting a performance culture that is based on merit, and rewards excellent performance in the short and long term, while recognizing InMode’s core values. To that end, this Policy is designed, among others:

2.1.	To closely align the interests of the Executive Officers and directors with those of InMode’s shareholders in order to enhance shareholder value;

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2.2.	To provide the Executive Officers and directors with a structured compensation package, while creating a balance between the fixed components, i.e., the base salaries and benefits, and the variable compensation, such as bonuses and equity-based compensation in order to minimize potential conflicts between the interests of Executive Officers and directors and those of the Group;

2.3.	To strengthen the retention and the motivation of Executive Officers and directors in the short and long term.

2.4.	This Compensation Policy was prepared taking into account the Group’s nature, size and business and financial characteristics.

3.	Compensation structure and instruments

Compensation instruments under this Compensation Policy may include the following:

w	Base salary;

w	Benefits and perquisites;

w	Cash bonuses (short-to-medium term incentive);

w	Equity based compensation (medium-to-long term incentive); and

w	Retirement and termination of service arrangements payments.

For the purposes of this Compensation Policy:

“Base Salary” shall mean: gross salary, before contributions to social benefits;

“Employment Cost” shall mean: any payment for the employment and/or engagement under a consultancy or service agreement, including contributions to social benefits, car and expenses of the use thereof, bonuses and any other benefit or payment as defined in the first Addendum “A” to the Companies Law.

4.	Overall Compensation - Ratio between Fixed and Variable Compensation

This Policy aims to balance the mix of “fixed compensation”, comprised of Base Salary and benefits (“Fixed Compensation”) and “variable compensation”, comprised of cash bonuses and equity based compensation1 (excluding adjustment period/retirement bonuses, granted in accordance with section 21 below) (“Variable Compensation”) in order to, among other things, appropriately incentivize Executive Officers to meet InMode’s short and long term goals while taking into consideration the Group’s need to manage a variety of business risks.

The total Variable Compensation of each Executive Officer shall not exceed 85% of the total compensation package of such Executive Officer on an annual basis. The Board believes that such range expresses the appropriate compensation mix in the event that all performance objectives are achieved and assumes that all compensation elements are granted with respect to a given year.

It should be clarified, that the Fixed Compensation may constitute 100% of the total compensation package for an Executive Officer or director in any year (under circumstances in which a variable component will not be approved for that year and/or in the event of a failure to meet the set goals, if and when determined).

1 Based on the fair value on the date of grant, calculated annually, on a linear basis.

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5.	Intra-Group Compensation Ratio

In the process of drafting this Policy, InMode’s Board has examined the ratio between Employment Cost associated with the engagement of the Executive Officers and directors during the 2018 calendar year (the “Executive Officers Cost”) and the average and median employer cost associated with the engagement of the other employees of the Group during the same period (the “Other Employees Cost” and the “Ratio”, respectively). The Board believes that the current Ratio does not adversely impact the work environment in InMode. The following are the ratios as of the date of the approval of this Compensation Policy2:

Position	Ratio between the Executive Officers Cost and the average Other Employees Cost	Ratio between the Executive Officers Cost and the median Other Employees Cost
President North America	10.8	18
Other Executive Officers (average)	1.6	2.7

B.	Base Salary and Benefits

6.	Base Salary

6.1.	The Base Salary varies between Executive Officers, is individually determined by InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to the CEO, also InMode’s general meeting of shareholders to the extent required by the Companies Law) and other entities in the Group and may be considered and adjusted by InMode and other entities in the Group (subject to the approvals of the abovementioned organs) on a periodic basis, according to, among others, the educational background, prior vocational experience, expertise and qualifications, role, business authorities and responsibilities, past performance and previous compensation arrangements of such Executive Officer, as well as the Group’s financial state and cash position and any requirements or restrictions prescribed by any applicable legislation, from time to time. When determining the Base Salary, InMode and other entities in the Group may also decide to consider, at the sole discretion of the Compensation Committee and the Board and as required, the prevailing pay levels in the relevant market, Base Salary and the total compensation package of comparable Executive Officers in the Group, the proportion between the Executive Officer’s compensation package and the salaries of other employees in the Group and specifically the median and average salaries and the effect of such proportions on the work relations in the Group.

6.2.	Annual Base Salary for Executive Officers shall not exceed the amount specified in the table below:

The Executive Officer	Maximum Annual Base Salary
CEO; President North America	$500,000
Other Executive Officers (excluding directors)	$300,000

2 The above ratios are based on the Employment Cost during 2018 calendar year. In calculating the above ratios, the Employment Cost for each employee/Executive Officer was divided by the actual number of months such employee/Executive Officer was engaged by the Company during 2018 calendar year.

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7.	Benefits

7.1.	In addition to the Base Salary, the following benefits may be granted to the Executive Officers (subject to the approvals of the Compensation Committee and the Board, and with respect to the CEO – also InMode’s general meeting of shareholders to the extent required by the Companies Law), in order, among other things, to comply with legal requirements. It shall be clarified, that the list below is not an exhaustive list and InMode and other entities in the Group (subject to the abovementioned required approvals) may grant to the Group's Executive Officers other similar, comparable or customary benefits, subject to applicable law. In addition, Executive Officers employed outside of Israel may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which they are employed.

w	Vacation days in accordance with market practice and the applicable law, up to a cap of 30 days per annum;

w	Sick days in accordance with market practice and the applicable law; However, entities in the Group may decide to cover sick days from the first day;

w	Convalescence pay according to applicable law;

w	Medical insurance in accordance with market practice and applicable law;

w	With respect to Executive Officers employed in Israel: monthly remuneration for a study fund (“Keren Hishtalmut”), and with reference to InMode’s practice and common market practice;

w	Pension and savings - according to local market practices and legislation;

w	Disability insurance - InMode and other entities in the Group may purchase disability insurance, according to applicable legislation.

w	Various components that the Group may provide to all or part of its employees and/or its Executive Officers, such as: parking spaces, reimbursement for meals and accommodation expenses, vacations, Group events, etc.

7.2.	InMode and other entities in the Group may offer additional benefits to its Executive Officers and directors, including but not limited to: communication, car and travel benefits, insurances and other benefits (such as newspaper subscriptions, academic and professional studies), etc., including their gross up.

7.3.	InMode and other entities in the Group may reimburse its Executive Officers and directors for reasonable work-related expenses incurred as part of their activities, including without limitation, meeting participation expenses, reimbursement of business travel expenses, including a daily stipend when traveling and accommodation expenses. InMode and other entities in the Group may provide advance payments to its Executive Officers and directors in connection with work-related expenses.

8.	Signing Bonus

At the discretion of the Compensation Committee and the Board (and with respect to the CEO- subject to the approval of InMode’s general meeting of shareholders to the extent required by the Companies Law), InMode and other entities in the Group may grant a newly recruited Executive Officer a signing bonus. Such bonus may be granted in cash, equity or a combination of both. The signing bonus will not exceed: (1) 50% of such Executive Officer’s annual Base Salary, if the signing bonus is granted in cash; (2) 100% of such Executive Officer’s annual Base Salary, if the signing bonus is granted in equity awards, as shall be determined according to acceptable valuation practices at the time of grant; (3) In case the signing bonus is a combination of cash and equity, its ceiling shall be proportional to the cash and equity components, calculated in accordance with the ratios mentioned in sections (1) and (2) above.

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C.	Cash Bonuses

InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to the CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law) and other entities in the Group may grant cash bonuses to its Executive Officers on a quarterly or annually basis, or on a shorter or longer period basis, in accordance with the principles detailed below.

9.	Annual Bonuses

9.1.	The annual bonus that may be paid to the Executive Officers for any fiscal year shall not exceed three (3) annual Base Salaries.

9.2.	CEO

The annual bonus to the CEO will be based mainly on measurable criteria, and with respect to its less significant part shall be determined at the discretion of the Compensation Committee and the Board, in accordance with the following:

Position	Group/Individual Performance Measures	InMode’s Discretion

CEO	75%-100%	0%-25%

The measurable criteria and their relative weight shall be determined by the Compensation Committee and the Board in respect of each calendar year. These measurable criteria may include, inter alia, objectives relating to compliance with the Group’s work plans and with various budget objectives, including, inter alia, compliance with objectives relating to revenues, expenses, investments, etc., meeting various financial objectives, such as objectives relating to the annual profit (net profit, pre-tax profit, etc.) and the Group’s EBITDA, objectives relating to the recruitment and development of professional personnel, objectives relating to raising investments, debt, etc., objectives relating to the Group’s business operations, objectives relating to the realization of the Group’s assets, the acquisition of new activities and/or companies and objectives relating to an increase of the return on the Group’s assets.

9.3.	Other Executive Officers (Excluding CEO)

The Group may also award (subject to the approvals of the Compensation Committee and the Board) an annual bonus to its Executive Officers, due to their unique contribution to the Group. Such grant may be based, inter alia, on measurable criteria, based on the Group’s financial results, the scope of the Group’s business activity, the CEO’s opinion on the contribution of the Executive Officer to the Group, the distribution of the annual bonus over the year, etc. It should be clarified, that the annual bonus may be based in whole or in part on discretion, provided that it does not exceed the ceiling specified in section 9.1 above. The CEO shall be entitled to determine the abovementioned targets for each such an Executive Officer. Notwithstanding the foregoing, it is hereby clarified, that the grant of annual bonus to an Executive Officer, of up to three monthly Base Salaries, may be approved by the CEO in his/her discretion.

10.	Special Bonuses

In addition to the annual bonus, InMode and other entities in the Group may grant Executive Officers and directors a special bonus as an award for special achievements (outstanding personal achievement, outstanding personal effort or outstanding Group’s performance, such as in connection with mergers and acquisitions, securities offerings, achieving target budget or business plan objectives under exceptional circumstances and special recognition in case of retirement), at the discretion of the Compensation Committee and the Board (and with respect to the CEO and directors- also InMode’s general meeting of shareholders to the extent required by the Companies Law) which shall not exceed twelve (12) monthly Base Salaries or twelve (12) Base Payments (as defined below), as applicable.

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11.	Additional Provisions Relating to Cash Bonuses

11.1.	Pro Rata Payment

Should the employment or service of the Executive Officer terminate prior to the end of a fiscal year, InMode and other entities in the Group may pay the Executive Officer his/her pro-rata share of that fiscal year’s bonus, based on the period such Executive Officer was employed by the Group or has served in the Group.

11.2.	Compensation Recovery (“Clawback”)

11.2.1.	In the event of an accounting restatement, InMode and other entities in the Group shall be entitled to recover from its Executive Officers and directors the bonus compensation in the amount in which such bonus exceeded what would have been paid under the financial statements, as restated (“Compensation Recovery”), provided that a claim is made by InMode or the applicable Group entity prior to the third anniversary of the fiscal year end of the year in which the restated financial statements are issued.

11.2.2.	Notwithstanding the aforesaid, the Compensation Recovery will not be triggered in the following events:

w	The financial restatement is required due to changes in the applicable financial reporting standards or law; or

w	The Group (subject to any required approval under applicable law) has determined that clawback proceedings in the specific case would be impossible, impractical or not commercially or legally efficient; or

w	The amount to be paid under the clawback proceedings is less than 10% of the relevant bonus received by the Executive Officer or director.

11.2.3.	It shall be clarified, that InMode and the other entities in the Group shall not be entitled to Compensation Recovery with respect to equity-based compensation granted to its Executive Officers and directors.

11.3.	Reduction or Postponement

Without derogating from Section 36 below, in the event of the termination of office of an Executive Officer under circumstances in which he/she will not be entitled to severance pay, InMode (subject to the approvals of the Compensation Committee and the Board) and the other entities in the Group may revoke the entitlement of such an Executive Officer to an annual bonus and to all parts of the annual bonus which have not yet been paid to him.

D.	Equity-Based Compensation

12.	General and Objectives

12.1.	InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to InMode’s directors and CEO – also InMode’s general meeting of shareholders to the extent required by the Companies Law) may grant from time to time equity-based compensation which will be individually determined and awarded according to, inter alia, the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the Executive Officer.

12.2.	The main objectives of the equity-based compensation is to enhance the alignment between the Executive Officers’ and directors’ interests with the long term interests of InMode and its shareholders, and to strengthen the retention and the motivation of Executive Officers and directors in the medium-to-long term. In addition, since equity-based awards are structured to vest over time, their incentive value to recipients is aligned with longer-term strategic plans.

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12.3.	The equity based compensation offered by InMode is intended to be in a form of options exercisable into shares, restricted shares and/or other equity based awards, such as restricted share units (RSUs), in accordance with the Group’s incentive plan(s) in place as may be updated from time to time.[3]

13.	Fair Market Value

The fair market value of the equity-based compensation for each Executive Officer during a fiscal year, shall not exceed 200% of his/her annual Base Salary, as shall be determined according to acceptable valuation practices at the time of grant.4

14.	Taxation Regime

Subject to any applicable law, InMode may determine, at the discretion of the Compensation Committee and the Board (and with respect to InMode’s directors and CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law), the tax regime under which equity-based compensation may be granted, including a tax regime which will maximize the benefit to the Executive Officers and directors.

15.	Exercise Price

The exercise price for each option shall not be less than the average closing price of InMode’s shares on NASDAQ over the 30 trading days preceding the date of the Board’s approval of the grant of the relevant option.

It is hereby clarified, that unless otherwise determined by InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to InMode’s directors and CEO- also InMode’s general meeting of shareholders), and subject to the provisions of any applicable law, the exercise price of restricted shares and restricted share units (RSUs) is the par value of the share.

Options, restricted shares and restricted share units (RSUs) may also be exercised by a method of “Cashless” exercise.

The Board considered the possibility of determining a ceiling for the exercise value of the variable equity components and decided, taking into account the purpose of the equity-based compensation, not to set such a ceiling in this Policy.

16.	Vesting

All equity-based incentives granted to Executive Officers and directors shall be subject to vesting periods in order to promote long-term retention of such recipients. Grants to Executive Officers shall vest gradually over a period of at least two years, while grants to directors shall vest over a period of at least one year. Such grants may be vested on a quarterly, semi-annual or an annual basis, or based on other time periods (which may not be necessarily equal), as determined by InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to InMode’s directors and CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law). InMode (subject to the abovementioned required approvals) may condition the vesting of part or all of the equity-based incentives, for some or all of its Executive Officers and directors, upon the achievement of predetermined performance goals. InMode (subject to the abovementioned required approvals) may also set terms relating to vesting in connection with an Executive Officer or director leaving the Group (due to a dismissal, resignation, death or disability).

3 The equity based compensation is based on the fair value on the date of grant, calculated annually, on a linear basis.

4 Calculated annually, on a linear basis.

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17.	For details regarding ceilings with respect to director’s equity-based compensation see section 29 below.

18.	General

All other terms of the equity awards shall be in accordance with the Group’s incentive plans and other related practices and policies. Accordingly, InMode may (subject to the approvals of the Compensation Committee and the Board, and with respect to InMode’s directors and CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law) extend the period of time for which an award is to remain exercisable and make provisions with respect to the acceleration of the vesting period of any Executive Officer’s or director's awards, including, without limitation, in connection with a corporate transaction involving a change of control, subject to any additional approval as may be required by the Companies Law.

E.	Retirement and Termination of Service Arrangements (Excluding Directors)

19.	Advanced Notice Period

19.1.	InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to the CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law) and other entities in the Group may provide each Executive Officer, pursuant to an Executive Officer’s employment or consultancy/service agreement and according to the Group’s decision per each case, a prior notice of termination of up to nine (9) months (the “Advance Notice Period”). During the Advance Notice Period, the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her options, restricted shares, RSUs and/or any other equity based awards.

19.2.	During the Advance Notice Period, an Executive Officer will be required to keep performing his/her duties pursuant to his/her agreement with the Group, unless InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to the CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law) or the relevant entity in the Group has waived the Executive Officer’s services to the Group during the Advance Notice Period and pay the amount payable in lieu of notice, plus the value of benefits.

19.3.	In the event of a change of control in the Group, InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to the CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law) and other entities in the Group may decide to extend the Advance Notice Period as provided in section 19.1 above (and the entitlement to compensation for such extended Advance Notice Period, accordingly) to up to two times the original Advance Notice Period of the Executive Officer.

20.	Adjustment Period/Retirement Bonus

In addition to the Advance Notice Period, InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to the CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law) and other entities in the Group may provide an additional adjustment period/retirement payment that will be determined, among other things, taking into consideration the Executive Officer’s seniority in the Group, performance during employment, contribution to InMode and the Group achieving its goals and the circumstances of retirement or termination. The maximum adjustment period/retirement bonus that may be paid to each Executive Officer shall be up to six (6) monthly Base Salaries and may only be granted to Executive Officers who have served in the Group for at least one year.

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21.	Additional Retirement and Termination Benefits

InMode and other entities in the Group may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices.

F.	Exemption, Indemnification and Insurance

22.	Exemption

InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to InMode’s directors and CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law) and other entities in the Group may exempt in advance and retroactively its Executive Officers and directors, from any liability to the Group, in whole or in part, for damages in consequence of his or her duty of care vis-a-vis the Group, to the fullest extent permitted by applicable law and subject to the provisions of the relevant Group member’s Articles of Association.

23.	Indemnification

InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to InMode’s directors and CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law) and other entities in the Group may indemnify its Executive Officers and directors to the fullest extent permitted by applicable law and the relevant Group member’s Articles of Association, for any liability and expense that may be imposed on the Executive Officer or director, all subject to applicable law and the relevant Group member’s Articles of Association.

24.	Insurance

24.1.	InMode (subject to the approvals of the Compensation Committee and the Board, and with respect to InMode’s directors and CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law) will provide “Directors’ and Officers’ Liability Insurance” (the “Insurance Policy”), as well as a “run off” insurance policy for its Executive Officers and directors as follows:

w	The annual premium to be paid by InMode shall not exceed $750,000 for the aggregate coverage of the Insurance Policy;

w	The limit of liability of the insurer shall be up to $75 million per event and in the aggregate in the insurance period;

w	The deductible amount per each claim shall not exceed $1 million;

w	The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by InMode, which may determine (subject to the approvals of the Compensation Committee and the Board, and with respect to InMode’s directors and CEO- also InMode’s general meeting of shareholders to the extent required by the Companies Law) that the sums are reasonable considering InMode’s and the Group's exposures, the scope of coverage and the market conditions and that the Insurance Policy reflects market terms, and does not materially affect the Group’s profitability, assets or liabilities;

w	The policy may also cover the liability of the controlling shareholders due to their positions as Executive Officers and/or directors in the Group, from time to time, provided that the coverage terms in this respect do not exceed those of the other Executive Officers and directors in the Group.

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G.	Arrangements upon Change of Control

25.	The following benefits may be granted to the Executive Officers and directors in addition to the benefits applicable in the case of any retirement or termination of service upon a “Change of Control” following of which the employment of the Executive Officer is terminated or adversely adjusted in a material way:

25.1.	Vesting acceleration of outstanding options, restricted shares, restricted share units (RSUs) and/or other equity based awards.

25.2.	Extension of the exercise period of options, restricted shares, restricted share units (RSUs) and/or other equity based awards for Executive Officers and directors for a period of up to five (5) years, following the date of termination of employment.

25.3.	An Advance Notice Period, in accordance with section 19.3 above.

25.4.	An Adjustment period/retirement bonus in accordance with section 20 above, of up to twelve (12) months of Employment Cost.

H.	Directors’ Compensation

26.	The compensation of InMode’s directors shall be in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) - 2000, as such regulations may be amended from time to time, or in accordance with section 27 below, subject to any required approvals by applicable law.

27.	The compensation of InMode’s directors (including external directors and independent directors under the Companies Law, if any) shall not exceed the following:

27.1.	Base payment of $45,000 per year (the “Base Payment”);

27.2.	Chairman of the Board- an additional amount of $25,000 per year to the Base Payment;

27.3.	Committee Chairman- an additional amount of $10,000 per year to the Base Payment;

27.4.	Committee member- an additional amount of $5,000 per year to the Base Payment.

28.	In addition, the Group may engage with its directors (excluding external and independent directors under the Companies Law) for the receipt of consulting services and/or other special services, for a consideration of up to $1,000 per day, plus reasonable expense reimbursement. Such compensation shall be paid for a maximum of 6 days per year for each director.

29.	Directors may be granted equity-based compensation in accordance with applicable principles detailed in section D of this Policy, and subject to the provisions of the Companies Law.[5]

Equity based-compensation granted to InMode’s directors, shall not exceed the following amounts (subject to any applicable law):6

29.1.	Director: $100,000 per year (the “Equity Compensation”);

29.2.	Chairman of the Board- an additional amount of $55,000 per year to the Equity Compensation;

29.3.	Committee Chairman- an additional amount of $10,000 per year per year to the Equity Compensation;

29.4.	Committee member- an additional amount of $5,000 per year to the Equity Compensation;

5 The equity based compensation is based on the fair value on the date of grant, calculated annually, on a linear basis.

6 Based on the fair value on the date of grant, calculated annually, on a linear basis.

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30.	InMode’s external and independent directors under the Companies Law may be entitled to reimbursement of expenses in accordance with the Companies Law.

31.	The directors may be entitled to additional compensation or benefits as expressly set out in this Policy, and specifically in Sections 7.2, 7.3 and 10.

I.	Miscellaneous

32.	This Policy is designed solely for the benefit of the Group. Nothing in this Compensation Policy shall be deemed to grant any of the Group’s current or future Executive Officers, directors or employees or any third party any right or privilege in connection with their employment by or service with the Group and their compensation in respect thereof. Such rights and privileges, to which Executive Officers, directors or employees serving in the Group or that will serve in the Group in the future, are entitled for, shall be exclusively those that are determined specifically in relation to him or her and, if applicable, governed by their respective personal employment and/or service agreements.

33.	This Policy is subject to applicable law and is not intended, and should not be interpreted as limiting or derogating from, provisions of applicable law to the extent not permitted, nor should it be interpreted as limiting or derogating from InMode’s or other Group member’s Articles of Association.

34.	This Policy is not intended to affect current agreements nor affect obligating customs (if applicable) between the Group and its Executive Officers and directors as such may exist prior to the approval of this Compensation Policy, subject to any applicable law.

35.	In the event of amendments made to the Companies Law or any regulations promulgated thereunder providing relief in connection with Group’s compensation to its Executive Officers and/or directors, InMode may elect to act pursuant to such relief without regard to any contradiction with this Policy.

36.	The Group (subject to any required approvals by the applicable law) may determine that none or only part of the payments, benefits and perquisites shall be granted, and is authorized to cancel or suspend a compensation package or part of it.

37.	An immaterial change in the terms of office of Executive Officers (excluding directors, a controlling shareholder or a controlling shareholder’s relative) during the term of this Compensation Policy, will be subject to the approval of InMode’s CEO only (changes in the terms of office of the CEO shall be approved in accordance with the Companies Law). An immaterial change in this matter shall be deemed to be a change that does not exceed 5% of the annual Employment Cost with respect to the employment of such an Executive Officer in the Group, subject to the conditions prescribed in this Compensation Policy.

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